November 22, 2013

Nuveen Short Duration Credit Opportunities Fund

333 West Wacker Drive

Chicago, IL 60606

Re:  Nuveen Short Duration Credit Opportunities Fund (File Nos. 333-186405 and 811-22518)

Dear Ladies and Gentlemen:

We hereby consent to all references to our firm in Post-Effective Amendment No. 1 under the Securities Act of 1933 to the Registration Statement of Nuveen Short Duration Credit Opportunities Fund. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Bingham McCutchen LLP